Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger, dated as of December 31, 2009 (this “Agreement”), among AC HoldCo LLC, a Delaware limited liability company (“ACH LLC”), AC Holdco Inc., a Delaware corporation and wholly-owned subsidiary of ACH LLC (“ACH Inc.”) and AC Holdco Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of ACH Inc. (“Merger Sub”).

WITNESSETH:

WHEREAS, ACH LLC desires to convert into a Delaware corporation and as part of such conversion desires to merge with and into Merger Sub with ACH LLC as the surviving entity (the “Merger”) as a result of which ACH LLC shall become a wholly-owned subsidiary of ACH Inc.;

WHEREAS, the Merger will be effectuated pursuant to Section 18-209 of the Delaware Limited Liability Company Act (the “LLC Act”) and Section 264 of the General Corporation Law of the State of Delaware (the “DGCL”), each of which authorizes the merger of a Delaware limited liability company with and into a Delaware corporation;

WHEREAS, Merger Sub’s certificate of incorporation and bylaws permit, resolutions adopted by the board of directors of Merger Sub recommend, and, immediately after execution of this Agreement resolutions adopted by Merger Sub’s sole stockholder, ACH Inc., will adopt, this Agreement and the consummation of the Merger;

WHEREAS, the Sixth Amended and Restated Limited Liability Company Agreement of ACH LLC, dated December 31, 2009 (the “LLC Agreement”), permits, and resolutions adopted by ACH LLC’s board of directors authorize, this Agreement and the consummation of the Merger;

WHEREAS, ACH Inc.’s certificate of incorporation and bylaws permit, and resolutions adopted by the board of directors of ACH Inc. authorize, this Agreement and the consummation of the Merger; and

WHEREAS, the respective board of directors of both Merger Sub and ACH LLC deem it advisable and in the best interests of their respective stockholders and members to consummate the Merger on the terms and conditions set forth in this Agreement.

NOW THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger.

(a) As soon as practicable, but in no event later than December 31, 2009, ACH LLC shall merge with and into Merger Sub, with ACH LLC as the surviving entity, and ACH LLC shall file a certificate of merger substantially in the form of Exhibit A hereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and make all other filings or recordings required by both the DGCL and the LLC Act to be made in connection with the Merger. The Merger shall become effective at 11:58 p.m. on December 31, 2009 (the “Effective Time”).

(b) At the Effective Time, ACH LLC shall be merged with and into Merger Sub in accordance with the requirements of Section 264 of the DGCL and Section 18-209 of the LLC Act, whereupon the separate existence of Merger Sub shall cease, and ACH LLC shall be the surviving entity in the Merger (the “Surviving Entity”).

SECTION 1.02 Exchange of Interests. At the Effective Time, by virtue of the Merger and without any further action:

(a) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be exchanged for an equal number of Class A Units of ACH LLC.

(b) Each Class A Unit of ACH LLC outstanding immediately prior to the Effective Time shall be exchanged for 0.001 shares of fully paid and nonassessable shares of common stock, par value $0.0001 per share, of ACH Inc. (“Common Stock”).

(c) The Class B Units of ACH LLC outstanding immediately prior to the Effective Time shall be exchanged for an aggregate of 7974.873106 shares of fully paid and nonassessable shares of Common Stock.

(d) Each Class A Senior Convertible Preferred Unit of ACH LLC outstanding immediately prior to the Effective Time shall be exchanged for that number of fully paid and nonassessable shares of Class A Senior Convertible Preferred Stock, par value $0.01 per share, of ACH Inc. with a stated capital equal to the stated capital of such shares of Class A Senior Convertible Preferred Stock at the Effective Time.

(e) Each Class B Senior Convertible Preferred Unit of ACH LLC outstanding immediately prior to the Effective Time, including any accrued but unpaid interest thereon and any dividends thereon, shall be exchanged for that number of fully paid and nonassessable shares of Class B Senior Convertible Preferred Stock, par value $0.01 per share, of ACH Inc. with a stated capital equal to the stated capital of such shares of Class B Senior Convertible Preferred Stock at the Effective Time.

(f) Each Junior Convertible Preferred Unit of ACH LLC outstanding immediately prior to the Effective Time, including any accrued but unpaid interest thereon and any dividends thereon, shall be converted for that number of fully paid and nonassessable shares of Junior Convertible Preferred Stock, par value $0.01 per share, of ACH Inc. with a stated capital equal to the stated capital of such shares of Junior Convertible Preferred Stock at the Effective Time.

ARTICLE II

THE SURVIVING CORPORATION

SECTION 2.01 Certificate of Formation and LLC Agreement. The Certificate of Formation of ACH LLC in effect immediately prior to the Effective Time and the LLC Agreement shall be the Certificate of Formation and the Limited Liability Company Agreement of the Surviving Corporation immediately after the Effective Time until thereafter amended as provided therein or by applicable law.

SECTION 2.02 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law and the Limited Liability Company Agreement of the Surviving Entity, (i) the directors of ACH LLC immediately prior to the Effective Time shall be the directors of the Surviving Entity and (ii) the officers of ACH LLC immediately prior to the Effective Time shall be the officers of the Surviving Entity.

ARTICLE III

TRANSFER AND CONVEYANCE OF ASSETS

AND ASSUMPTION OF LIABILITIES

SECTION 3.01 Transfer, Conveyance and Assumption. At the Effective Time, ACH LLC shall continue in existence as the Surviving Entity, and without further transfer, succeed to and possess all of the rights, privileges and powers of Merger Sub and all of the assets and property of whatever kind and character of Merger Sub shall vest in the Surviving Entity without further act or deed; thereafter, ACH LLC, as the Surviving Entity, shall be liable for all of the liabilities and obligations of Merger Sub, and any claim or judgment against Merger Sub may be enforced against ACH LLC, as the Surviving Entity, in accordance with Section 18-209 of the LLC Act and Section 264 of the DGCL.

SECTION 3.02 Further Assurances. If at any time ACH LLC shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to vest, perfect or confirm of record in the Surviving Entity the title to any property or right of Merger Sub, or otherwise to carry out the provisions hereof, the proper representatives of Merger Sub as of immediately prior to the Effective Time shall execute and deliver any and all proper deeds, assignments, and assurances and do all things necessary or proper to vest, perfect or convey title to such property or right in the Surviving Entity, and otherwise to carry out the provisions hereof.

ARTICLE IV

TERMINATION

SECTION 4.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of ACH LLC, ACH Inc. and Merger Sub;

(b) by either the Board of Directors of ACH LLC, or the Board of Directors of Merger Sub, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree enjoining Merger Sub or ACH LLC from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable.

SECTION 4.02 Effect of Termination. If this Agreement is terminated pursuant to Section 4.01, this Agreement shall become void and of no effect with no liability on the part of either party hereto.

ARTICLE V

MISCELLANEOUS

SECTION 5.01 Amendments; No Waivers. (a) Any provision of this Agreement may, subject to applicable law, be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed by ACH LLC, ACH Inc. and Merger Sub.

(b) No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 5.02 Entire Agreement. All prior or contemporaneous agreements, contracts, promises, representations, and statements, if any, between or among any or all of ACH LLC, ACH Inc. or Merger Sub, or their representatives, are merged into this Agreement, and this Agreement shall constitute the entire understanding among ACH LLC, ACH Inc. and Merger Sub with respect to the subject matter hereof.

SECTION 5.03 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

SECTION 5.04 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to principles of conflicts of law.

SECTION 5.05 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 5.06 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received the counterpart hereof signed by the other party hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

AC HOLDCO LLC

By:	/s/ Reid E. Simpson
Name:	Reid E. Simpson
Title:	Executive Vice President and
Chief Financial Officer

AC HOLDCO INC.

By:	/s/ Reid E. Simpson
Name:	Reid E. Simpson
Title:	Vice President, Treasurer and
Assistant Secretary

AC HOLDCO MERGER SUB INC.

By:	/s/ Reid E. Simpson
Name:	Reid E. Simpson
Title:	Vice President, Treasurer and
Assistant Secretary

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Certificate of Merger

See Attached.

CERTIFICATE OF MERGER

MERGING

AC HOLDCO LLC

WITH

AC HOLDCO MERGER SUB INC.

Pursuant to Section 264 of the General Corporation Law of the State of Delaware (the “General Corporation Law”) and Section 18-209 of the Limited Liability Company Act of the State of Delaware (the “Act”), the undersigned entity organized and existing under and by virtue of the Act, DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: The name and state of incorporation or formation of each of the constituent entities to the merger (the “Constituent Entities”) is as follows:

Name	State of Incorporation
AC HoldCo LLC	Delaware
AC Holdco Merger Sub Inc.	Delaware

SECOND: That an Agreement and Plan of Merger dated as of December 31, 2009 (the “Merger Agreement”) among AC HoldCo LLC, AC Holdco Inc. and AC Holdco Merger Sub Inc., in which AC HoldCo LLC will merge with AC Holdco Merger Sub Inc. with AC HoldCo LLC as the surviving entity (the “Merger”), has been approved, adopted, certified, executed and acknowledged by each of AC HoldCo LLC and AC Holdco Merger Sub Inc. in accordance with and Section 264(c) of the General Corporation Law and Section 18-209(c) of the Act.

THIRD: That the name of the surviving entity shall be AC HoldCo LLC (the “Surviving Entity”).

FOURTH: That the certificate of formation of AC HoldCo LLC in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Entity immediately after the Effective Time until thereafter amended as provided therein or by applicable law.

FIFTH: The Merger shall become effective at 11:58 p.m. on December 31, 2009, (the “Effective Time”).

SIXTH: That an executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Entity at the following address:

AC HoldCo LLC

1250 North Arlington Heights Road, Suite 500

Itasca, Illinois 60143

SEVENTH: That a copy of the Merger Agreement will be furnished by the Surviving Entity, on request, and without cost, to any member or stockholder of either Constituent Entity, as applicable.

[Remainder of Page Intentionally Blank]

2

IN WITNESS WHEREOF, AC HoldCo LLC has caused this Certificate of Merger to be executed by its duly authorized officer as of this 31st day of December, 2009.

AC HOLDCO LLC

By:
Name:	Reid E. Simpson
Title:	Executive Vice President and
Chief Financial Officer

[Signature page to Certificate of Merger]